Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Jeffrey P. Oldenkamp
February 7, 2019		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. ANNOUNCES INCREASE IN NUMBER OF SHARES AUTHORIZED UNDER SHARE REPURCHASE PROGRAM

Minneapolis, MN, February 7, 2019 - Hawkins, Inc. (Nasdaq: HWKN) today announced that its Board of Directors has increased the number of shares authorized to be repurchased under its share repurchase program by 500,000 shares of its outstanding common stock. Shares may be repurchased from time to time on the open market or in privately negotiated transactions subject to applicable securities laws and regulations. The primary objective of the share repurchase program is to offset the impact of dilution from issuances relating to employee and director equity grants and the company’s employee stock purchase program.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.